Orion Group Holdings, Inc. Reports First Quarter 2018 Results

HOUSTON, TEXAS, May 3, 2018 -- Orion Group Holdings, Inc. (NYSE: ORN) (the “Company”), a leading specialty construction company, today reported net income of $4.1 million, ($0.14 diluted earnings per share) for the three months ended March 31, 2018. These results compare to net loss of $1.8 million, ($0.07 diluted loss per share) for the same period a year ago.

“During the first quarter, we had solid execution with continued strong market drivers,” said Mark Stauffer, Orion Group Holding's President and Chief Executive Officer. “While weather patterns impacted production in our Concrete segment, our Marine segment experienced solid execution. Overall, we remain pleased with the end market drivers across our business, and continue to expect 2018 will see improvements over 2017.”

Consolidated Results for First Quarter 2018 compared to First Quarter 2017

•
Contract revenues were $136.8 million, a decrease of 1.4%, as compared to revenues of $138.8 million. The slight decrease is attributed to the timing and mix of projects, including weather pattern disruptions in the Concrete segment.

•	Gross profit was $15.8 million, as compared to gross profit of $13.0 million. Gross profit margin was 11.6% as compared to 9.4%. This increase is primarily attributed to solid operational performance.

•	Selling, General and Administrative expenses were $15.0 million, as compared to $15.0 million.

•	Operating income was $7.1 million, as compared to an operating loss of $1.5 million.

•	EBITDA was $13.8 million, representing a 10.1% EBITDA margin, as compared to EBITDA of $6.1 million, or 4.4% EBITDA margin.

Segment Results for First Quarter 2018 Compared to First Quarter 2017

Marine Segment

•	Contract revenues were $62.8 million, a decrease of 6.5%, as compared to $67.2 million. The decrease is primarily attributed to the timing and mix of projects.

•	Operating income was $6.3 million, as compared to an operating loss of $7.7 million.

•	EBITDA was $13.3 million, representing a 21.2% EBITDA margin as compared to $(0.6) million EBITDA and a (0.9)% EBITDA margin.

Concrete Segment

•
Contract revenues were $74.1 million, an increase of 3.5%, as compared to $71.6 million. The increase is primarily attributed to the expansion into the Central Texas market, partially offset by weather patterns that impacted production.

•
Operating income was $0.8 million, as compared to operating income of $6.2 million. The decrease is primarily attributed to unfavorable weather patterns, the timing and mix of projects and competitive pressure in the Houston market.

•	EBITDA was $0.5 million, representing a 0.7% EBITDA margin, as compared to $6.7 million EBITDA and a 9.4% EBITDA margin.

Backlog

Backlog of work under contract as of March 31, 2018 was $355.3 million, which compares with backlog under contract at March 31, 2017 of $394.8 million, a decrease of 10.0%. Of the March 31, 2018 backlog, $182.1 million was attributable to the Marine segment, while $173.2 million was attributable to the Concrete segment. The change in backlog is due to the timing and mix of project awards.

"During the first quarter, we bid on approximately $747 million and were successful on approximately $132 million," said Chris DeAlmeida, Orion Group Holding's Executive Vice President and Chief Financial Officer. "This resulted in a 0.96 times book-to-bill ratio and a win rate of 17.7%. In the Marine segment, we bid on approximately $293 million during the first quarter 2018 and were successful on $68 million, which translated into a 1.08 times book-to-bill ratio and a win rate of 23.2%. The Concrete segment bid on approximately $453 million in work while being awarded approximately $64 million. This yielded a 0.86 times book-to-bill ratio and a win rate of 14.1%."

Backlog consists of projects under contract that have either (a) not been started, or (b) are in progress and not yet complete, and the Company cannot guarantee that the revenue projected in its backlog will be realized, or, if realized, will result in earnings.  Backlog can fluctuate from period to period due to the timing and execution of contracts.  Given the typical duration of the Company's projects, which generally range from three to nine months, the Company's backlog at any point in time usually represents only a portion of the revenue it expects to realize during a twelve-month period.

Business Sector Overviews

The infrastructure sector, which consists of the Marine segment, provides both public and private opportunities to maintain and expand marine facilities on and over U.S. waterways. The Company’s market fundamentals continue to provide good opportunities for future jobs. Specifically, expansion of private sector waterside facilities continues, with solid demand from private recreational customers, including bid opportunities for cruise infrastructure related to new destinations or refurbishment of existing facilities. Additionally, opportunities continue from a variety of governmental agencies.

The building sector, which consists of the Concrete segment, continues to see solid demand as its three major metropolitan markets continuously retain their positions as leading centers for population growth and business expansion. Population growth is driving new distribution centers, office expansion, retail and grocery establishments, multi-family housing units, educational facilities and medical facilities. In Houston, the Company continues to experience competitive pressure in the market, but expects to maintain market share. The Company continues to focus on expanding its market share in the Dallas-Fort Worth market, including adding structural opportunities. Finally, solid growth opportunities are expected in the Central Texas market as the Company continues to see fundamentally strong end market drivers.

In the industrial sector, the Company continues its greenfield expansion by combining talent and resources from the Marine segment and Concrete segment to execute and pursue concrete foundation work inside the industrial environment. Currently, the Company is executing two industrial related projects with several additional bids and bid opportunities developing. The Company continues to expect the massive, long-term petrochemical driven opportunities along the Gulf Coast to provide significant project opportunities with outpaced growth in the petrochemical industry.

Outlook

“We are pleased with the start to 2018 and remain comfortable with our 2018 outlook,” stated Mr. Stauffer. “As we look ahead, we expect to see continued strong demand for our services across the Company. We remain focused on delivering high quality projects to our customers with continued service expansion across our operating segments and areas. As a result, we expect bottom line improvement in 2018 with improved EBITDA margins, and expect this improvement to expand more significantly in 2019 and beyond as we continue to execute our strategy.”
Conference Call Details

Orion Group Holdings will host a conference call to discuss results for the first quarter 2018 at 10:00 a.m. Eastern Time/9:00 a.m. Central Time on Thursday, May 3, 2018. To listen to a live webcast of the conference call, or access the replay, visit the Calendar of Events page of the Investor Relations section of the website at www.oriongroupholdingsinc.com. To participate in the call, please dial the Orion Group Holdings, Inc. First Quarter 2018 Earnings Conference Call toll free at (855) 478-9690; participant code: 1082487.

About Orion Group Holdings

Orion Group Holdings, Inc., a leading specialty construction company, provides services both on and off the water in the continental United States, Alaska, Canada and the Caribbean Basin through its heavy civil marine construction segment and its commercial concrete segment. The Company’s heavy civil marine construction segment services include marine transportation, facility construction, marine pipeline construction, marine environmental structures, dredging of waterways, channels and ports, environmental dredging, design, and specialty services.  Its commercial concrete segment provides turnkey concrete construction services including pour and finish, dirt work, layout, forming, rebar, and mesh across the light commercial, structural and other associated business areas.  The Company is headquartered in Houston, Texas with regional offices throughout its operating areas.

Non-GAAP Financial Measures

This press release includes the financial measures “adjusted net income,” “adjusted earnings per share,” “EBITDA,” and “EBITDA margin."  These measurements are “non-GAAP financial measures” under rules of the Securities and Exchange Commission, including Regulation G.  The non-GAAP financial information may be determined or calculated differently by other companies. By reporting such non-GAAP financial information, the Company does not intend to give such information greater prominence than comparable and other GAAP financial information, which information is of equal or greater importance.

Adjusted net income and adjusted earnings per share should not be considered as an alternative to net income available to common stockholders or earnings per share. Adjusted net income and adjusted earnings per share exclude certain items that management believes affect the comparability of operating results. The company believes these adjusted financial measures are a useful adjunct to earnings calculated in accordance with GAAP because management uses adjusted net income available to common stockholders to evaluate the company's operational trends and performance relative to other companies. Items excluded, generally are one-time items or items whose timing or amount cannot be reasonably estimated. Accordingly, any guidance provided by the company generally excludes information regarding these types of items.

Orion Group Holdings defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization.  EBITDA margin is calculated by dividing EBITDA for the period by contract revenues for the period.  The GAAP financial measure that is most directly comparable to EBITDA is net income, while the GAAP financial measure that is most directly comparable to EBITDA margin is operating margin, which represents operating income divided by contract revenues.  EBITDA and EBITDA margin are used internally to evaluate current operating expense, operating efficiency, and operating profitability on a variable cost basis, by excluding the depreciation and amortization expenses, primarily related to capital expenditures and acquisitions, and net interest and tax expenses.  Additionally, EBITDA and EBITDA margin provide useful information regarding the Company's ability to meet future debt repayment requirements and working capital requirements while providing an overall evaluation of the Company's financial condition.  In addition, EBITDA is used internally for incentive compensation purposes.  The Company includes EBITDA and EBITDA margin to provide transparency to investors as they are commonly used by investors and others in assessing performance.  EBITDA and EBITDA margin have certain limitations as analytical tools and should not be used as a substitute for operating margin, net income, cash flows, or other data prepared in accordance with generally accepted accounting principles in the United States, or as a measure of the Company's profitability or liquidity.

Forward-Looking Statements

The matters discussed in this press release may constitute or include projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the provisions of which the Company is availing itself. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as 'believes', 'expects', 'may', 'will', 'could', 'should', 'seeks', 'approximately', 'intends', 'plans', 'estimates', or 'anticipates', or the negative thereof or other comparable terminology, or by discussions of strategy, plans, objectives, intentions, estimates, forecasts, outlook, assumptions, or goals. In particular, statements regarding future operations or results, including those set forth in this press release (including those under “Outlook” above), and any other statement, express or implied, concerning future operating results or the future generation of or ability to generate revenues, income, net income, profit, EBITDA, EBITDA margin, or cash flow, including to service debt, and including any estimates, forecasts or assumptions regarding future revenues or revenue growth, are forward-looking statements. Forward looking statements also include estimated project start date, anticipated revenues, and contract options which may or may not be awarded in the future.  Forward looking statements involve risks, including those associated with the Company's fixed price contracts that impacts profits, unforeseen productivity delays that may alter the final profitability of the contract, cancellation of the contract by the customer for unforeseen reasons, delays or decreases in funding by the customer, levels and predictability of government funding or other governmental budgetary constraints and any potential contract options which may or may not be awarded in the future, and are the sole discretion of award by the customer. Past performance is not necessarily an indicator of future results. In light of these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that the Company's plans, estimates, forecasts, goals, intentions, or objectives will be achieved or realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update information contained in this press release whether as a result of new developments or otherwise.

Please refer to the Company's Annual Report on Form 10-K, filed on March 13, 2018, which is available on its website at www.oriongroupholdingsinc.com or at the SEC's website at www.sec.gov, for additional and more detailed discussion of risk factors that could cause actual results to differ materially from our current expectations, estimates or forecasts.

Contact
Orion Group Holdings Inc.
Shane Martin, Investor Relations (972) 850-2001

Orion Group Holdings, Inc. and Subsidiaries
Consolidated Statements of Operations
(In Thousands, Except Share and Per Share Information)
(Unaudited)

	Three months ended March 31,
	2018	2017
Contract revenues	$136,843	$138,757
Costs of contract revenues	121,021	125,772
Gross profit	15,822	12,985
Selling, general and administrative expenses	15,014	14,979
Gain on sale of assets, net	(813)	(512)
Other gain from continuing operations	(5,448)	—
Operating income (loss) from operations	7,069	(1,482)
Other (expense) income
Other (expense) income	(2)	10
Interest expense	(1,477)	(1,355)
Other expense, net	(1,479)	(1,345)
Income (loss) before income taxes	5,590	(2,827)
Income tax expense (benefit)	1,489	(1,019)
Net income (loss)	4,101	(1,808)

Basic income (loss) per share	$0.15	$(0.07)
Diluted income (loss) per share	$0.14	$(0.07)
Shares used to compute income (loss) per share
Basic	28,143,791	27,786,087
Diluted	28,369,762	27,786,087

Orion Group Holdings, Inc. and Subsidiaries
Selected Results of Operations
(In Thousands, Except Share and Per Share Information)
(Unaudited)

	Three months ended March 31,
	2018	2017
Marine
Contract revenues	$62,791	$67,180
Operating income (loss)	6,265	(7,707)

Concrete
Contract revenues	$74,052	$71,577
Operating income	804	6,225

Orion Group Holdings, Inc. and Subsidiaries
EBITDA and EBITDA Margin Reconciliations
(In Thousands, Except Margin Data)
(Unaudited)

	Three months ended March 31,
	2018	2017

Operating income (loss)	$7,069	$(1,482)
Other (expense) income	(2)	10
Depreciation and amortization	6,780	7,528
EBITDA(1)	$13,847	$6,056
Operating income (loss) margin(2)	5.2%	(1.0)%
Impact of depreciation and amortization	4.9%	5.4%
EBITDA margin(1)	10.1%	4.4%

(1) EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization. EBITDA margin is a non-GAAP measure calculated by dividing EBITDA by contract revenues.
(2) Operating margin is calculated by dividing operating income (loss), plus other income, by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries
EBITDA and EBITDA Margin Reconciliations by Segment
(In Thousands, Except Margin Data)
(Unaudited)

	Marine
	Three months ended March 31,
	2018	2017

Operating income (loss)	$6,265	$(7,707)
Other income	2,329	1,831
Depreciation and amortization	4,731	5,255
EBITDA(1)	$13,325	$(621)
Operating income (loss) margin(2)	13.7%	(8.7)%
Impact of depreciation and amortization	7.5%	7.8%
EBITDA margin(1)	21.2%	(0.9)%

	Concrete
	Three months ended March 31,
	2018	2017

Operating income	$804	$6,225
Other expense	(2,331)	(1,821)
Depreciation and amortization	2,049	2,273
EBITDA(1)	$522	$6,677
Operating income margin(2)	(2.1)%	6.2%
Impact of depreciation and amortization	2.8%	3.2%
EBITDA margin(1)	0.7%	9.4%

(1) EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization. EBITDA margin is a non-GAAP measure calculated by dividing EBITDA by contract revenues.
(2) Operating margin is calculated by dividing operating income (loss), plus other income, by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries
Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Information)

	March 31, 2018	December 31, 2017
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$9,201	$9,086
Accounts receivable:
Trade, net of allowance of $0 and $0, respectively	72,714	84,953
Retainage	39,568	39,189
Other current	4,612	3,706
Income taxes receivable	388	339
Inventory	3,719	4,386
Costs and estimated earnings in excess of billings on uncompleted contracts	42,706	46,006
Prepaid expenses and other	6,408	4,124
Total current assets	179,316	191,789
Property and equipment, net	144,868	146,278
Inventory, non-current	4,894	4,915
Goodwill	69,483	69,483
Intangible assets, net of amortization	17,328	18,175
Other noncurrent	6,544	$2,645
Total assets	$422,433	$433,285
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current debt, net of debt issuance costs	$17,931	$22,756
Accounts payable:
Trade	36,130	45,194
Retainage	2,369	1,990
Accrued liabilities	15,642	17,873
Taxes payable	238	256
Billings in excess of costs and estimated earnings on uncompleted contracts	35,769	33,923
Total current liabilities	108,079	121,992
Long term debt, net of debt issuance costs	59,972	63,185
Other long-term liabilities	3,521	3,573
Deferred income taxes	14,361	13,243
Interest rate swap liability	—	26
Total liabilities	185,933	202,019
Commitments and contingencies
Stockholders’ equity:
Preferred stock -- $0.01 par value, 10,000,000 authorized, none issued	—	—
Common stock -- $0.01 par value, 50,000,000 authorized, 29,007,726 and 28,860,961 issued; 28,296,502 and 28,149,737 outstanding at March 31, 2018 and December 31, 2017, respectively	290	288
Treasury stock, 711,231 shares, at cost, as of March 31, 2018 and December 31, 2017, respectively	(6,540)	(6,540)
Accumulated other comprehensive loss	243	(26)
Additional paid-in capital	175,845	174,697
Retained earnings	66,662	62,847
Total stockholders’ equity	236,500	231,266
Total liabilities and stockholders’ equity	$422,433	$433,285

Orion Group Holdings, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Three months ended March 31,
	2018	2017
Cash flows from operating activities
Net (loss) income	$4,101	$(1,808)
Adjustments to reconcile net (loss) income to net cash provided by (used in):
Operating activities:
Depreciation and amortization	6,780	7,528
Deferred financing cost amortization	337	301
Deferred income taxes	1,117	(550)
Stock-based compensation	334	350
Gain on sale of property and equipment	(813)	(512)
Other gain from continuing operations	(5,448)	—
Change in operating assets and liabilities
Accounts receivable	10,954	18,436
Income tax receivable	(49)	34
Inventory	688	(126)
Prepaid expenses and other	(437)	156
Costs and estimated earnings in excess of billings on uncompleted contracts	3,300	(6,326)
Accounts payable	(9,505)	1,087
Accrued liabilities	(2,283)	(3,990)
Income tax payable	(19)	(419)
Billings in excess of costs and estimated earnings on uncompleted contracts	1,846	(3,117)
Other	(286)	—
Net cash provided by operating activities	10,617	11,044
Cash flows from investing activities:
Proceeds from sale of property and equipment	306	839
Contributions to CSV life insurance	(146)	(127)
Insurance claim proceeds related to property and equipment	1,150	—
Purchase of property and equipment	(4,346)	(2,103)
Proceeds from return of investment	93	—
Net cash used in investing activities	(2,943)	(1,391)
Cash flows from financing activities:
Borrowings from Credit Facility	—	10,000
Payments made on borrowings from Credit Facility	(8,375)	(19,031)
Loan costs from Credit Facility	—	—
Exercise of stock options	816	623
Net cash used in financing activities	(7,559)	(8,408)
Net change in cash and cash equivalents	115	1,245
Cash and cash equivalents at beginning of period	9,086	305
Cash and cash equivalents at end of period	$9,201	$1,550
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$1,163	$1,073
Taxes (net of refunds)	$25	$(84)